Exhibit 10.1

***CERTAIN MATERIAL (INDICATED BY THREE ASTERISKS IN BRACKETS) HAS BEEN OMITTED FROM THIS DOCUMENT BECAUSE IT IS BOTH (1) NOT MATERIAL AND (2) IS OF THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

AMENDED AND RESTATED SCHEDULE DESIGNATION D11
PRIMARY SUPPLY AGREEMENT
This Amended and Restated Schedule Designation D11 Primary Supply Agreement (this “Agreement”) is entered into on this 12th day of March, 2026 (“Contract Date”), by and between:
(1)    DTE Electric Company, a corporation organized under the Laws of the State of Michigan with an address of One Energy Plaza, Detroit, Michigan 48226 (“Company”); and
(2)    Google LLC, a Delaware limited liability company with an address of [* * *] (“Customer”).
Company and Customer are referred to herein collectively as the “Parties” and each individually as a “Party”. Capitalized terms shall have the meaning set forth in Exhibit A.
RECITALS
WHEREAS:
(A)    Company and Customer entered into that certain Primary Supply Agreement, dated as of December 17, 2025 (the “Original PSA”) pursuant to which Company, a regulated electric utility that provides retail electric service within the State of Michigan, and Customer agreed that: (a) Company shall, through itself or one or more Affiliates, design, engineer, procure, construct, upgrade, extend, commission, operate and maintain certain generation and distribution electric facilities (the “Electric Facilities”) necessary to provide electric capacity and energy for the Facility (the “Electric Service”) at the Data Center Location, (b) Customer and Company will enter into the Line Extension Agreement, pursuant to which Company will construct certain distribution system upgrades, and Customer will construct, operate and maintain a substation, each as necessary to provide service to the Facility; (c) to facilitate Company’s development, procurement and utilization of one or more new generation projects, storage projects, renewable projects, and/or capacity resources to serve the electric capacity and energy needs of the Facility, Customer and Company will enter into the Clean Capacity Accelerator Agreement, (d) Customer will receive and take Electric Service from Company in a monthly maximum electrical demand in accordance with the commitments set forth in Exhibit B-1 thereto (the “Customer Committed Capacity Ramp”) to serve the Facility at the Data Center Location, and (e) Company will (i) provide such Electric Service to the Data Center Location in accordance with the terms of this Agreement and Company’s Rate Book, (ii) develop, procure and/or otherwise utilize resources on behalf of Customer in accordance with the Clean Capacity Accelerator Agreement, and (iii) construct and operate the applicable distribution system upgrades on behalf of Customer in accordance with the Line Extension Agreement;
(B)    The Parties wish to amend and restate the Original PSA in its entirety in accordance with the terms and conditions set forth herein; and
(C)    To the extent Company agrees to terms for the provision of Electric Service that differ from Company’s Rate Book, this Agreement must be approved by the Michigan Public Service Commission, or its successor (the “Commission”).

NOW, THEREFORE, the Parties enter into this Agreement subject to the terms and conditions as set forth herein, and in consideration of the mutual covenants and promises contained herein and intending to be legally bound, do hereby agree as follows:
1.    Provision of Electric Service. Except as otherwise provided herein, Company shall provide Electric Service and Customer will receive Electric Service at the Facility at the Data Center Location in accordance with Company’s Rate Book for Electric Service (“Company’s Rate Book”), and under the Rate Schedule, as such Rate Schedule may be (a) amended, or (b) changed in accordance with Section 5.1. Except with respect to Section 5.3.3, to the extent there is any conflict or inconsistencies between Company’s Rate Book, this Agreement, the Clean Capacity Accelerator Agreement, the Demand Response Agreement, any Supplemental Agreements, and/or the Rate Schedule, any conflict or inconsistency shall be resolved in the following order of precedence: (i) this Agreement, (ii) the Clean Capacity Accelerator Agreement, (iii) the Demand Response Agreement, (iv) any Supplemental Agreements, (v) Company’s Rate Book, and (vi) the Rate Schedule. All energy and capacity purchased by Customer will be used solely for the energy needs of the Facility. Resale of energy and/or capacity purchased by Customer under this Agreement is prohibited.
2.    Customer Electric Demand Requirements
2.1.    Customer Committed Capacity Ramp. Company agrees to provide the Electric Service within the Customer Committed Capacity Ramp set forth in Exhibit B-1 to Customer by the dates set forth in Exhibit B-1 to serve the Facility at the Data Center Location; provided that: (a) the dates by which each phase of the Customer Committed Capacity Ramp shall be achieved shall be adjusted equitably to account for the time required for the Parties to negotiate and reach mutual agreement on amendments to this Agreement, in accordance with Sections 4.4.1, 4.4.2 and 4.5, if applicable, and to the extent applicable, the Clean Capacity Accelerator Agreement, (b) subject to Section 2.4, Company shall have the right in its reasonable discretion to adjust such dates and/or the Customer Committed Capacity Ramp if the electric capacity achieved at any time through Project Agreements is insufficient to meet the Customer Committed Capacity Ramp by the dates set forth in Exhibit B-1, including due to the termination or expiration of any Project Agreement, the failure to perform, or the action or inaction of any Project Party (excluding Company or any Affiliates of Company), (c) Customer shall have the right on sixty (60) calendar days’ prior Notice to Company prior to the implementation of any increase in the Customer Committed Capacity Ramp, to delay the implementation of any increase in the Customer Committed Capacity Ramp, with such delays to the Customer Committed Capacity Ramp totaling no more than [* * *] in the aggregate (“Ramp Grace Period”), (d) pursuant to the Clean Capacity Accelerator Agreement, Company may revise the Customer Committed Capacity Ramp to reflect the removal of any “Clean Capacity Project” (as that term is defined in the Clean Capacity Accelerator Agreement) from Customer’s “Clean Capacity Project Portfolio” (as that term is defined in the Clean Capacity Accelerator Agreement), and (e) Company shall have the right in its reasonable discretion to adjust the dates set forth in Exhibit B-1 and/or the Customer Committed Capacity Ramp if Company is delayed in providing Electric Service; provided that (x) any of the Conditions Precedent are not satisfied, and (y) neither Party exercises its right to terminate the Agreement in accordance with Section 4.2.3; and in each of (a), (b), (c), (d), and (e), the Customer Committed Capacity Ramp set forth on Exhibit B-1 as of the date hereof shall no longer be in effect and the revised Customer Committed Capacity Ramp shall become the Customer Committed Capacity Ramp for purposes of this Agreement.
2.2.    Energization. Company agrees to provide Electric Service as of the Commencement Date in accordance with the terms of the Energization Schedule set forth in Exhibit B-2.
2.3.    Failure to Deliver. Company shall not have any liability for (a) failure to provide Electric Service to Customer under this Agreement, or (b) failure to achieve the Customer Committed Capacity Ramp, in each case, if such failure is: (i) due to a Customer breach of any obligation Customer (or any Affiliate of Customer or other party under the control of Customer) owes to Company under this Agreement or any

Related Agreement (including, but not limited to, Customer’s failure to deliver ZRC Product under and in accordance with the terms of the Clean Capacity Accelerator Agreement and Customer’s obligation to curtail its load in accordance with the requirements of the Demand Response Agreement) or any delay caused by Customer (or any Affiliate of Customer or other party under the control of Customer); (ii) due to a Force Majeure Event or Change in Law as set forth in Section 17; (iii) delays or other impacts to Company’s ability to perform hereunder arising from the actions or inactions of any Project Party (excluding Company or any Affiliate of Company), the Transmission Owner (including delays in completing the Underground Cable Work), MISO, the Commission, or other regulatory body governing the generation or transmission of electric capacity or energy; or (iv) otherwise excused pursuant to Company’s Rate Book (each (i)-(iv), an “Excusable Event”).
2.4.    Clean Capacity Accelerator Agreement Project Availability.
2.4.1.    If at any time after the Effective Date and before the end of the Term: (a) the Clean Capacity Accelerator Agreement, the Demand Response Agreement, and/or any Supplemental Agreement is terminated, (b) Company is unable to achieve or maintain the Customer Committed Capacity Ramp due to reasons not attributable to the breach or default of Company, including, but not limited to, the breach or failure of any Project Party (excluding Company or any Affiliate of Company) to perform in accordance with the terms and conditions of an applicable Project Agreement, or Customer’s underperformance or nonperformance under any Related Agreement or Supplemental Agreement, or (c) any Project Agreement has been terminated due to no fault of Company or expired and has not been renewed or Company determines that the Indicative Clean Capacity Resource Portfolio (as such term is defined in the Clean Capacity Accelerator Agreement) is not feasible based on commercially reasonable standards and Prudent Industry Practice, then in any case Company shall provide prompt Notice, and the Parties shall meet and confer within ten (10) Business Days following such notification to negotiate in good faith (i) a mutually agreeable adjustment to either the Indicative Clean Capacity Portfolio or the Customer Committed Capacity Ramp, and/or (ii) the details of a pass-through mechanism by which Customer shall reimburse Company for the incremental cost of providing Electric Service to the Facility in accordance with the Customer Committed Capacity Ramp; provided, however, that the obligation to negotiate in good faith shall not require Company to agree to any solution under clause (i) or (ii) that could reasonably be expected, in Company’s reasonable judgment, to put Company’s system at risk, including any risk to its safety, reliability, security, or integrity. Such adjustment and/or reimbursement shall be based on Company’s ability to use commercially reasonable efforts to provide Electric Service from alternate sources as a result of the termination, lack of approval, or modification of the Clean Capacity Accelerator Agreement, the Demand Response Agreement, and/or any Supplemental Agreement.
2.4.2.    If the Parties, acting in good faith, are unable to reach mutual agreement on an adjustment to the Customer Committed Capacity Ramp, the Indicative Clean Capacity Portfolio, and/or, the details of a pass-through mechanism in accordance with Section 2.4.1 within thirty (30) calendar days after such meeting, or such later date as may be agreed by the Parties in writing (the “Negotiation Period”), then Company shall provide Customer with a revised Customer Committed Capacity Ramp (the “Revised Ramp Schedule”) reflecting the Electric Service that Company determines, in its reasonable discretion, it is capable of providing to Customer notwithstanding a Project Party’s or Customer’s (excluding Company or any Affiliate of Company) failure to perform or the termination of the Clean Capacity Accelerator Agreement, the Demand Response Agreement, and/or any Supplemental Agreement. Upon no more than thirty (30) calendar days’ Notice after the end of the Negotiation Period, Customer shall notify Company that Customer is electing either to (a) allow this Agreement to remain in effect with Company’s delivery obligations governed by the Revised Ramp Schedule, or (b) terminate this Agreement by providing Notice to Company, at which time this Agreement shall terminate and cease to be of any force or effect with no further obligation or liability to any Party except (i) for any Termination Payment owed by Customer under this Agreement pursuant to Section 7.3, (ii) to the extent provided in the Clean Capacity Accelerator Agreement, the Demand Response Agreement, and/or any Supplemental Agreement, any Termination Payment (as defined in such agreement) owed by Customer for terminating the Clean Capacity Accelerator Agreement, the Demand Response Agreement, and/or any Supplemental Agreement. For the avoidance of doubt, in the event that the Parties (x) convene pursuant to Section 2.4.1 due to a termination of the Clean Capacity Accelerator Agreement, the Demand Response Agreement, and/or any Supplemental Agreement, as set forth in Section 2.4.1(a), and (y) this Agreement is terminated in accordance with this Section 2.4.2, then any Termination Payment owed by Customer pursuant to Section 7.3 shall be calculated as of the date that the Clean Capacity Accelerator Agreement, the Demand Response Agreement, and/or any Supplemental Agreement, as applicable, was originally terminated. If Customer does not terminate this Agreement within thirty (30) calendar days of the end of the Negotiation Period, then (a) this Agreement shall remain in full force and effect, subject to the Revised Ramp Schedule, and (b) the Customer Committed Capacity Ramp set forth on Exhibit B-1 as of the date hereof shall no longer be in effect and the Revised Ramp Schedule shall become the Customer Committed Capacity Ramp for purposes of this Agreement.

3.    Term
3.1.    Term. The term (the “Initial Term”) of this Agreement shall commence upon the Commencement Date and shall continue until 11:59 p.m. EPT on the date which is the twentieth (20th) anniversary of the Commencement Date.
3.2.    Renewal Term. The Initial Term shall automatically renew for up to two additional five (5) year terms (each, a “Renewal Term”) unless either Party provides Notice of non-renewal at least thirty-six (36) months prior to the end of the Initial Term or then-current Renewal Term. The Initial Term together with any Renewal Term shall be the “Term” of this Agreement. The Initial Term or a Renewal Term may be terminated earlier in accordance with the provisions of this Agreement.
4.    Conditions Precedent.
4.1.    With the exception of the obligations under Sections 4, 9.5, 9.6 and 10, which shall be effective as of the Contract Date, each Party’s performance of its respective obligations under this Agreement are specifically conditioned on completion of the items listed below pursuant to the terms set forth in this Section 4 (the “Conditions Precedent”):
4.1.1.    Each of the Parties shall execute (a) the Clean Capacity Accelerator Agreement, and (b) the Demand Response Agreement;
4.1.2.    Each of the Parties shall execute the Line Extension Agreement;
4.1.3.    [Reserved];
4.1.4.    The Commission shall approve of this Agreement and the Clean Capacity Accelerator Agreement in accordance with Section 4.4;
4.1.5.    Within ten (10) Business Days following the Commission Approval Date, Customer shall provide Customer Credit Support in form and substance as required pursuant to Section 8; and

4.1.6.    Company's board of directors approves this Agreement and Company delivers Notice to Customer of such approval.
4.2.    Conditions Precedent Deadline. The date the Conditions Precedent are satisfied shall be referred to herein as the “Effective Date.”
4.2.1.    If the Condition Precedent set forth in Section 4.1.1 is not satisfied by [* * *] then either Party may terminate this Agreement and any Related Agreement upon thirty (30) calendar days’ Notice to the other Party, in which case (1) this Agreement shall cease to be of any force or effect and (2) no Party shall have any further obligations or liability to the other under this Agreement.
4.2.2.    If the Conditions Precedent set forth in Sections 4.1.2, and 4.1.6 are not satisfied by [* * *] then Company may terminate this Agreement and any Related Agreement upon thirty (30) calendar days’ Notice to Customer, in which case (1) this Agreement shall cease to be of any force or effect and (2) no Party shall have any further obligations or liability to the other under this Agreement.
4.2.3.    If the Condition Precedent set forth in Section 4.1.4 is not satisfied by [* * *] then either Party may terminate this Agreement and any Related Agreement upon thirty (30) calendar days’ Notice to the other Party, in which case (1) this Agreement shall cease to be of any force or effect and (2) no Party shall have any further obligations or liability to the other under this Agreement.
4.2.4.    If the Condition Precedent set forth in Section 4.1.5 is not satisfied by [* * *] then Company may terminate this Agreement and any Related Agreement upon thirty (30) calendar days’ Notice to Customer, in which case (1) this Agreement shall cease to be of any force or effect and (2) no Party shall have any further obligations or liability to the other under this Agreement.
4.3.    Application. No later than thirty (30) days following the Related Agreement Completion Date, Company will apply to the Commission for approval of this Agreement and the Clean Capacity Accelerator Agreement. Until such application for Commission approval is made, this Agreement and any Related Agreements shall be considered Confidential Information. To the extent applicable, Company shall also promptly apply to the Commission for approval of any applicable amendment to this Agreement pursuant to Section 4.4.1.1(a), Section 4.4.2.3(a) or Section 4.5. Each Party agrees to notify the other Party of any significant developments in obtaining such Commission approval. Each Party shall use commercially reasonable efforts to obtain such required approval and shall exercise due diligence and shall act in good faith to cooperate with and assist the other Party in acquiring such Commission approval. Customer may at its sole discretion, and at its sole costs and expense, file a petition for leave to intervene in the Commission proceeding related to the approval of this Agreement, retain counsel to represent Customer in such proceeding. The Parties agree to support the Agreement in such approval proceeding and not advocate in such intervention efforts to revise or change (a) the Agreement as executed as of the Contract Date, or (b) any Related Agreement as executed as of the effective date of such agreement.
4.4.    Commission Approval.
[* * *]
5.    Fees for Electric Service
5.1.    Rate.
5.1.1.    Customer agrees to pay for the Electric Service beginning on the Commencement Date in accordance with the Rate Schedule. After the second (2nd) anniversary of the Load Ramp Completion Date, Customer may seek to change the Rate Schedule applicable under this Agreement to a new qualifying rate schedule from Company’s Rate Book; provided that: (a)

Customer provides not less than twenty-four (24) months’ Notice to Company of its intent to change the Rate Schedule, (b) the Facility meets the eligibility requirements, as set forth in Company’s Rate Book, to receive Electric Service under such rate schedule, (c) the new rate schedule was approved by the Commission after the Contract Date, and (d) Customer’s new rate schedule shall not be cross-subsidized by any other customer of Company.
5.1.2.    If at any time during Term, the Commission orders the termination or replacement of the Rate Schedule in effect at the time, then Company shall provide Notice to Customer of any replacement Rate Schedule(s) that Customer is eligible to take service under, subject to the qualifications set forth in Section 5.1.1(b)-(c).
5.1.3.    The Parties acknowledge that a goal of this Agreement and the Related Agreements is to protect other customers, other customer classes and Company from funding the costs to serve Customer. The Parties also acknowledge that the combined revenues received by the Company under this Agreement and the applicable Related Agreements along with any avoided costs attributable to Google should be considered in regulatory proceedings applicable to Company’s cost to serve Customer, and the Parties shall act in good faith to ensure such combined revenues and avoided costs are presented in such proceedings to the extent applicable. If, at any time during the Term, the Commission (a) issues a ruling or order determining that the costs to serve Customer exceed the combined revenues paid or payable to the Company under this Agreement and the applicable Related Agreements, or (b) disallows Company’s recovery of costs to the extent attributable to serving Customer, then, in either case, Customer agrees to comply with any such ruling or order to ensure that Customer pays all costs associated with its service from Company, and, as applicable, Customer shall reimburse Company for any unrecovered costs, plus interest accrued on such amount at the Interest Rate within ninety (90) days of any such order; provided, however, that notwithstanding the foregoing, Customer shall not be required to reimburse Company for unrecovered costs incurred due to the gross negligence or willful misconduct of Company.
5.1.4.    Notwithstanding the foregoing process for the Parties’ acceptance of Commission approval of this Agreement and the Clean Capacity Accelerator Agreement, at all times that this Agreement is in effect, Customer reserves all rights available to it to challenge before the Commission and on appeal any increases or changes to the rates or terms and conditions applicable to Customer that may be proposed to Company’s Rate Book or the Rate Schedule (or any rate schedule pursuant to which Customer receives service subject to this Agreement) after the Contract Date.
5.2.    Minimum Monthly Charge. If for any billing period Customer’s Monthly On-Peak Billing Demand is less than or equal to (i) eighty percent (80%), multiplied by (ii) the applicable Customer Committed Capacity Ramp (in kW), then Company shall invoice Customer based on Customer’s usage for the billing period at the prevailing monthly rates for “Full Service Customers” set forth in Customer’s Rate Schedule in effect on the date that such invoice is calculated, except that any Demand Charges set forth in such Rate Schedule shall be calculated using: the lesser of (A) eighty percent (80%), multiplied by the applicable Customer Committed Capacity Ramp (in kW) in such billing period, and (B) the maximum capacity Company was actually capable of providing Customer in such billing period (in kW) (the “Minimum Monthly Charge”); provided that Customer may, in accordance with Section 2.1, by Notice prior to the implementation of any increase in the Customer Committed Capacity Ramp, delay the implementation of any increase in the Customer Committed Capacity Ramp in accordance with the terms of the Ramp Grace Period.
5.3.    Effect of Exceeding Customer Committed Capacity Ramp.
5.3.1.    If Customer’s Monthly Billing Demand exceeds the applicable Customer Committed Capacity Ramp demand level in any given billing period (such difference between the Monthly Billing Demand and applicable Customer Committed Capacity Ramp demand level in any given billing period, an “Overage”), then (a) Customer shall use its commercially reasonable efforts to reduce any such Overage to zero (0) in subsequent billing periods and (b) only to the extent that (i) such Overage is less than or equal to five percent (5%) of the Customer Committed Capacity Ramp for the applicable billing period, and (ii) for up to three (3) billing periods in any rolling twelve (12) billing periods, Company shall use commercially reasonable efforts to accommodate such Overage. Customer shall reimburse Company for all reasonable, documented costs and expenses actually incurred by Company in connection with accommodating any Overage, including any third-party charges and incremental costs for temporary measures, system adjustments, or upgrades; such amounts shall be invoiced and payable in accordance with Section 6.1. For the avoidance of doubt, Company shall have no obligation to use commercially reasonable efforts to accommodate any future Overage if (I) such Overage is greater than five percent (5%), (II) Customer’s Monthly Billing Demand exceeds the applicable Customer Committed Capacity Ramp demand level for more than three (3) billing periods in any rolling (12) billing periods, or (III) in Company’s sole discretion, not accommodating the Overage is necessary to protect the integrity of Company’s electrical distribution system.
5.3.2.    In the event that Customer’s Overage exceeds five percent (5%) for three (3) or more billing periods in any rolling twelve (12) billing periods, then (a) Company, upon providing Notice to Customer, shall have the right, but not the obligation, to adjust the Customer Committed Capacity Ramp in its sole discretion to reflect the persistent Overages, and (b) the Parties shall negotiate in good faith any amendments to this Agreement that the Parties agree are necessary to address the impacts of ongoing Overages, while still attempting to preserve the Parties’ original intent regarding their respective rights and obligations under this Agreement.
5.3.3.    If at any time during the Term, Company receives an emergency notice, alert, or declaration from MISO of a potential capacity shortage (“MISO Notice”), then Company shall promptly upon receipt provide Notice to Customer in accordance with Section 18.1 of such MISO Notice, and Customer shall use commercially reasonable efforts to ensure that Customer’s Half-Hour Demand does not exceed the Customer Committed Capacity Ramp for any 30-minute interval during such defined period of time. Company shall have no obligation to use commercially reasonable efforts to accommodate Customer’s demand to the extent it exceeds the Customer Committed Capacity Ramp in any such 30-minute interval; provided that Customer received a MISO Notice from Company. Notwithstanding anything in this Agreement, the emergency electrical procedures in Company’s Rate Book shall apply at all times. For the avoidance of doubt, this Section 5.3.3 shall not apply to notices the Company receives from MISO in connection with Customer’s participation in any Company demand response program.
5.4.    Interim Procurement Cost Pass-Through. If at any time during the Term, Sections 2.4.1(a), 2.4.1(b) or 2.4.1(c) are triggered, then Company may source additional capacity from the MISO Planning Resource Auction to provide Electric Service to Customer in accordance with the Customer Committed Capacity Ramp (such amount (in MW), the “Shortfall Capacity”), and Company shall, to the extent practicable, notify Customer of its intent to cure such Shortfall Capacity and Customer shall pay to Company, for each MW of such Shortfall Capacity, the Shortfall Capacity Rate, as invoiced in accordance with Section 6.1. Following Company’s participation in the MISO Planning Resource Auction to cure the Shortfall Capacity, Company shall notify Customer of the Shortfall Capacity Rate and, upon Customer’s request, provide reasonable supporting documentation evidencing such transaction.
5.5.    Operational Parameters.
5.5.1.    Customer Facility Operations. Customer acknowledges and agrees that fluctuations in Customer's load have the potential to (a) impact Company's ability to serve other customers, and (b) damage Company's generation and distribution system. Customer shall operate the Facility (i) in a manner that minimizes the frequency and magnitude of load fluctuations at all times, and (ii) in accordance with the Operating Procedures (as defined below).

5.5.2.    Initial Operating Parameters. Within ninety (90) calendar days following the Contract Date (the "Operating Parameter Deadline"), or such later date as may be mutually agreed by the Parties, Customer shall provide Company with any information reasonably requested by Company regarding Customer's intended operations at the Facility, including details regarding the hardware Customer has procured or plans to procure to operate the Facility, sufficient for Company to determine, reasonably and in good faith and subject to input from Customer, MISO and the Transmission Owner, a base set of operating parameters for the Facility (the "Operating Parameters"). Such Operating Parameters shall include (a) a minimum power factor for the Facility that Company requires Customer to maintain at all times (subject to the occurrence of a Force Majeure Event), (b) constraints on the operational load ramp for load usage fluctuations of the Facility, (c) minimum standards to which Customer's equipment shall conform to minimize harmonic distortions, (d) any requirements for the Facility to remain connected to the grid for voltage and/or frequency conditions, as similarly defined by NERC Reliability Standards, PRC-024, and (e) any other mandatory operating parameters, including but not limited to "low voltage ridethrough" and "transient operations". Customer's Ramp Grace Period shall be ratably reduced for each day following the Operating Parameter Deadline that Customer fails to provide to Company any required information, as reasonably requested by Company, for Company to determine the Operating Parameters in accordance with this Section 5.5.2.
5.5.3.    Operating Procedures. Following the Operating Parameter Deadline, the Parties shall work together diligently and in good faith to finalize a final operating plan and procedures for Customer's Facility (the "Operating Procedures") by no later than December 31, 2026, or such later date as may be mutually agreed by the Parties. The Operating Procedures shall incorporate the Operating Parameters and set forth any storage capacity, other equipment or mitigation measures that Customer shall install or implement at the Facility in connection with Customer's obligation to operate the Facility in a manner consistent with such Operating Parameters. Customer shall be solely responsible for the cost of installing any such storage capacity or other equipment, or implementing any mitigation measures required under the Operating Procedures. In the event that the Parties fail to finalize the Operating Procedures by December 31, 2026, or such later date as may be mutually agreed by the Parties, the Parties shall continue to negotiate to finalize the Operating Procedures, and until such time as the Operating Procedures are finalized, the draft Operating Procedures last proposed by Company shall govern and be deemed to be the effective Operating Procedures.
5.5.4.    Right to Suspend Service. Company reserves the right at all times to temporarily suspend service to Customer pursuant to Mich. Admin Code R 460.136 if Customer fails to comply with the Operating Procedures at any time during the Term.
5.5.5.    No Company Liability. Company shall have no liability to Customer for any damages to Customer equipment or property due to Customer load transients.
5.6.    Demand Response. Customer shall comply with all Customer obligations under the Demand Response Agreement, including, but not limited to, any load reduction directives provided to Customer. Notwithstanding anything to the contrary set forth in this Agreement, Company shall be permitted to interrupt Customer’s Electric Service in accordance with the terms and conditions set forth in the Demand Response Agreement and shall not be liable to Customer for failing to deliver Electric Service in accordance with the Customer Committed Capacity Ramp during any such interruptions. Any payments owed by a Party to the other Party under and in accordance with the Demand Response Agreement shall be invoiced in accordance with Section 6.

6.    Invoicing and Payment
6.1.    Invoicing. Except as set forth in this Agreement, Company shall invoice Customer in accordance with Company’s Rate Book. Customer shall pay all amounts owed in full on or before the due date and shall pay each invoice within thirty (30) calendar days of receipt of each invoice in the form substantially included in Exhibit D to this Agreement. For any payments to Company made after an applicable due date, Customer shall pay Company late fees in accordance with Section C4.8 of Company’s Rate Book. Any Disputes regarding an invoice or related events may be raised within six (6) months of the date of receipt of the disputed invoice by Notice to Company only after Customer has paid the invoiced amount in full, and Customer shall not withhold or delay payment pending resolution of any such Dispute. If Customer does not provide Notice of such Dispute within six (6) months of the date of the applicable invoice, Customer waives any claims related to that invoice.
6.2.    Netting of Payments. Notwithstanding any other provision in this Agreement or any other agreement between the Parties, if at any time Customer is required to make payments to the Company under this Agreement and any Related Agreement, then on each payment date, the payment obligations of Customer shall be netted against any payment obligations of Company under the applicable agreements.
7.    Default; Termination
7.1.    Default. A Party shall be in default under this Agreement upon the occurrence of any of the following events (such Party, the “Defaulting Party” and each such event, an “Event of Default”):
7.1.1.    a Party fails to pay any amount when due under this Agreement only if that amount is not cured within ten (10) Business Days after receipt of Notice thereof from the other Party;
7.1.2.    a Party breaches any material provision of this Agreement (not otherwise a payment default) that is not cured within thirty (30) calendar days after receipt of Notice thereof from the other Party (or for breaches for which the breaching Party has notified the other Party cannot be cured within thirty (30) calendar days despite its use of reasonable efforts but can be cured within sixty (60) calendar days, and such default has not been so cured by the extended sixty (60) day deadline);
7.1.3.    the occurrence of a Bankruptcy in respect of a Party (or, in the case of Customer, the Customer Parent Guarantor), and such proceedings are not terminated, stayed or dismissed within ninety (90) calendar days after the commencement thereof;
7.1.4.    in the case of Customer, if Customer fails to maintain the collateral requirements required pursuant to Section 8 and such failure is not cured within ten (10) Business Days after receipt of Notice thereof from Company; or
7.1.5.    in the case of Customer, if Customer defaults in its performance or payment obligations under any Related Agreement and such default is not cured within the applicable cure period specified therein.
7.2.    Termination.
7.2.1.    This Agreement may be terminated upon five (5) Business Days prior Notice (unless otherwise set forth in this Agreement) pursuant to Section 7.1 and any other termination right set forth in this Agreement; provided that this Agreement shall automatically terminate upon the occurrence of an Event of Default with respect to Section 7.1.3. Notwithstanding anything else in this Agreement, the Customer Parent Guaranty, or any other agreement among the Parties, no notice of default or demand is required of any entity that is subject to a Bankruptcy or any other stay, injunction, or moratorium against payment demands, and any requirement to provide such notice of default or demand is excused, waived, and deemed satisfied.

7.2.2.    Any date on which this Agreement is terminated after the Effective Date but before the end of the Term shall be an “Early Termination Date.” Customer’s obligations to pay or reimburse Company for any termination set forth above shall be provided as set forth in Section 7.3.
7.2.3.    In the event that this Agreement is terminated by Company for any reason other than a Company Event of Default, Company or Customer has the right, but not the obligation, to terminate any Related Agreement.
7.3.    Termination Payment. In the event of an early termination of this Agreement, except if due to a Company Event of Default, Company will suffer damages, and such damages would be uncertain and difficult (if not impossible) to accurately estimate. Accordingly, Customer agrees that if this Agreement is so terminated on or after the Effective Date:
(1)    prior to the fifteenth (15th) anniversary of the Load Ramp Completion Date (other than due to a Company Event of Default or Customer Event of Default), then Customer shall pay to Company, as a fair estimate of such damages and not as a penalty, liquidated damages in an amount equal to the sum of the Minimum Monthly Charge for each month between the Early Termination Date and the fifteenth (15th) anniversary of the Load Ramp Completion Date;
(2)    prior to the thirteenth (13th) anniversary of the Commencement Date, by Company due to a Customer Event of Default, then Customer shall pay to Company, as a fair estimate of such damages and not as a penalty, liquidated damages in an amount equal to the sum of the Minimum Monthly Charge for each month between the Early Termination Date and the fifteenth (15th) anniversary of the Load Ramp Completion Date; and
(3)    after the thirteenth (13th) anniversary of the Commencement Date, by Company due to a Customer Event of Default, then Customer shall pay to Company, as a fair estimate of such damages and not as a penalty, liquidated damages in an amount equal to the sum of the Minimum Monthly Charge for the lesser of: (a) twenty-four (24) months, and (b) each month between the Early Termination Date and the expiration date of the Term (each of the payments described in (1), (2), or (3), the “Termination Payment”. A sample calculation of the Termination Payment is illustrated in Exhibit E.
7.3.1.    As soon as practicable after the Early Termination Date, Company shall provide Customer with Notice of the amount of the Termination Payment, as applicable. The Notice shall include a written statement explaining in reasonable detail the calculation of the Termination Payment.
7.3.2.    The Termination Payment, as applicable, shall be due to Company, and shall be paid by Customer within thirty (30) calendar days after such notice is received by Customer.
7.3.3.    For the avoidance of doubt, no Termination Payment shall be payable by Customer hereunder if this Agreement is terminated as a result of a Company Event of Default.
7.4.    Post Termination Obligations.
7.4.1.    Upon termination of this Agreement, Company’s obligations to provide Electric Service to the Data Center Location pursuant to this Agreement shall cease.
7.4.2.    Customer shall be obligated to pay all amounts invoiced and unpaid for the provision of Electric Service to the Data Center Location for time periods prior to the Early Termination Date.

7.4.3.    If applicable, Customer shall be obligated to pay the Termination Payment, as applicable, as calculated in Section 7.3.
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7.4.5.    This Section 7.4 shall survive termination of this Agreement.
7.5.    Remedies for Company. In the event of a Customer Event of Default pursuant to Section 7.1, Company shall have the right to pursue any and all remedies available under applicable Law, in equity, and under the Rules and Company’s Rate Book, including but not limited to the suspension or termination of Electric Service, collection of all amounts due to Company, and the imposition of other penalties as permitted. The exercise of any one remedy shall not preclude the exercise of any other remedy available to Company under Company’s Rate Book or otherwise.
8.    Customer Collateral Requirements.
8.1.    Customer Credit Support. Within ten (10) Business Days of the Commission Approval Date, Customer shall provide Company with Customer Credit Support in the amount of the Required Amount. Customer Credit Support may be comprised of the following: (a) a guaranty substantially in the form set forth in Exhibit C (“Customer Parent Guaranty”) from an Affiliate of Customer with a Suitable Rating (the “Customer Parent Guarantor”), pursuant to which the Customer Parent Guarantor has guaranteed the payment obligations of Customer under this Agreement; (b) one or more Letters of Credit; and/or (c) any combination of the above. Should Customer have provided any portion of the Customer Credit Support in the form of a Customer Parent Guaranty, then within ten (10) Business Days following a decrease in Customer Parent Guarantor’s Credit Rating such that it no longer has a Suitable Rating, Customer shall provide one or more Letters of Credit such that the total amount available to draw under all such Letters of Credit is not less than the then-applicable Required Amount. Should there be a subsequent increase in the Credit Rating of the Customer Parent Guarantor such that it then has a Suitable Rating, then Customer shall be entitled to replace some or all of its Letters of Credit with a new Customer Parent Guaranty, so long as the total Customer Credit Support is not less than the then-applicable Required Amount.
8.2.    Letter of Credit.
8.2.1.    If Customer provides Customer Credit Support in the form of a Letter of Credit, such Letter of Credit must be issued for a minimum term of three hundred sixty-five (365) days and for an amount, together with any other applicable forms of Customer Credit Support provided by Customer, not less than the then-applicable Required Amount. At least thirty (30) days prior to the expiration of any Letter of Credit provided by Customer as Customer Credit Support, Customer shall notify Company in writing, and at least thirty (30) days prior to the expiration of such Letter of Credit, Customer shall renew or substitute such outstanding Letter of Credit, establish one or more additional Letters of Credit, or provide replacement Customer Credit Support in an amount, together with any other applicable forms of Customer Credit Support provided by Customer, not less than the then-applicable Required Amount. If Customer fails to comply with its obligations under this Section 8.2.1, Company may, prior to the expiration date of the affected Letter of Credit, draw upon the entire undrawn portion of the affected Letter of Credit (the “Customer LC Proceeds”) and deposit the Customer LC Proceeds with Company. Upon Customer’s providing, at a later time, replacement Customer Credit Support, Company shall return to Customer an amount equal to the lesser of (x) the amount of replacement Customer Credit Support and (y) the amount equal to (a) the Customer LC Proceeds, minus (b) any undisputed amounts due Company by Customer under this Agreement, and minus (c) any amounts previously applied against Customer’s obligations from such Customer LC Proceeds by Company in accordance with this Agreement.
8.2.2.    If at any time during which the Customer Credit Support provided to Company includes a Letter of Credit and a Letter of Credit Default occurs with respect to such Letter of Credit, then Customer shall, within three (3) Business Days following such Letter of Credit Default, either replace the Letter of Credit with a replacement Letter of Credit (or alternative Customer Credit Support) so that the aggregate amount of Letter of Credit (or alternative Customer Credit Support) provided to Company equals the Required Amount then required. Customer shall have the right, upon no less than five (5) Business Days written notice to Company, to replace the Letter of Credit then outstanding with a replacement Customer Credit Support, provided, however, that the aggregate amount of Customer Credit Support provided to Company equals the Required Amount then required. If Customer provides replacement Customer Credit Support to Company, the Letter of Credit being replaced by such replacement Customer Credit Support shall be cancelled, and the obligations thereunder released, effective as of the date of Customer’s posting to Company of the replacement Customer Credit Support.
8.3.    Release. Upon any reduction of the Required Amount pursuant to this Section 8 and within thirty (30) calendar days following the end of the Term and the satisfaction of all of Customer’s obligations under this Agreement and the Related Agreements, Company shall release to Customer the applicable portion of the Customer Credit Support and, if reasonably requested by Customer or the issuer of such Customer Credit Support following the end of the Term and the satisfaction of all of Customer’s obligations under this Agreement, Company shall provide a written form of release and termination of such Customer Credit Support in a form reasonably acceptable to Customer (or such issuer of the Customer Credit Support) and Company.
8.4.    Draws Upon Customer Credit Support.
8.4.1.    Upon, or at any time after, the occurrence of (i) any payment obligation under this Agreement that is past due and owing to Company, or (ii) an Event of Default by Customer for which there exists any unsatisfied payment obligations, including a Termination Payment, and the applicable cure period has expired, Company may immediately draw on any Customer Credit Support in its possession for any such amounts then due and owing. For the avoidance of doubt, if Customer has provided Customer Credit Support in a combination of the Customer Parent Guaranty and one or more Letters of Credit, Company shall have no obligation to provide notice, make demand, or engage in litigation or otherwise enforce its rights under the Customer Parent Guaranty prior to making any draw on any Letter of Credit, all of which are hereby waived to the maximum extent permitted by law.
8.4.2.    Customer shall remain liable for any amounts still owing to Company and remaining unpaid after any draw by Company on the Customer Credit Support under this Section 8.4. If Company draws on the Customer Credit Support for any payment obligation other than a Termination Payment, as applicable, then Customer shall, within five (5) Business Days of such draw, replenish the Customer Credit Support to the Required Amount.
8.5.    Customer Credit Support Costs. In all cases, the costs and expenses of posting, renewing, substituting, replenishing, and canceling the amount of the Customer Credit Support shall be borne by the Customer.
9.    Customer Obligations
9.1.    Customer shall provide information requested by Company in a timely manner necessary for Company to perform all design, engineering, procurement, and construction activities in a timely manner so that Company can make reasonable efforts to provide Electric Service to Customer in accordance with the Customer Committed Capacity Ramp. This information shall include the design basis and project planning information including but not limited to Facility, Data Center Location, Customer Committed Capacity Ramp, access to site for survey and geotechnical investigation, construction power needs, redundancy requirements, confirmation of substation design basis, site access plans during construction, and other information identified as necessary to the design and construction of the Electric Facilities.

9.2.    Customer shall undertake all efforts in a commercially reasonable manner to begin receiving Electric Service in accordance with Customer Committed Capacity Ramp.
9.3.    Customer shall at its sole costs and expense construct, operate and maintain in accordance with Prudent Industry Practice any and all additional facilities (including a substation pursuant to the Line Extension Agreement) necessary to connect the Facility to Company’s distribution system and Electric Facilities to receive Electric Service to Customer.
9.4.    Customer agrees to reasonably cooperate with Company to pursue the energy waste reduction standards set forth in Michigan Public Act 295 of 2008, MCL 460.1001 et seq. and to participate in and comply with the self-directed energy waste reduction plan requirements set forth in MCL 460.1093.
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10.    Confidentiality
10.1.    For the purpose of this Agreement, a party disclosing Confidential Information shall be referred to as the “Disclosing Party” and a party receiving Confidential Information shall be referred to as the “Recipient”. “Confidential Information” includes any and all information hereafter disclosed by or at the direction of the Disclosing Party to Recipient that is designated in writing as confidential or a reasonable party would consider to be of a confidential nature including but not limited to this Agreement and the Related Agreements; provided, however, Confidential Information does not include (i) information that, at the time of disclosure or thereafter, was generally available to and known by the public, other than as a result of a disclosure by Recipient in violation of this Section 10; (ii) information that, at the time of disclosure or thereafter was available to Recipient or its Representatives (as defined below) from a source not known by Recipient to be bound by a duty of confidentiality to the Disclosing Party with respect to such information; (iii) information that, prior to disclosure by or at the direction of the Disclosing Party, was known to Recipient or its Representatives; or (iv) information that is independently developed by Recipient or its Representatives by persons without reliance on the Confidential Information and without violating the obligations hereunder.
10.2.    Confidential Information is and shall, at all times, remain the property of the Disclosing Party. Recipient may disclose Confidential Information to any of its officers, directors, employees, advisors, shareholders, members, managers, attorneys or agents (collectively, “Representatives”). The Recipient shall advise such persons of the existence of this Agreement, of the confidential nature of the information and of the Recipient’s obligations regarding the same under this Agreement. Recipient agrees that it shall maintain the Disclosing Party’s Confidential Information in confidence and shall not use the Confidential Information except to the extent necessary to carry out its obligations under this Agreement. Recipient shall be responsible for any breach of this Agreement by such Representatives.
10.3.    In the event that Recipient is requested or required under compulsion of legal process to disclose such Confidential Information, Recipient shall not, unless required by Law, disclose the information until the Disclosing Party has first (i) received prompt Notice of such request or requirements to disclose and (ii) had an adequate opportunity to obtain a protective order or other reliable assurance that confidential treatment shall be accorded to the Confidential Information. If required by Law to disclose Confidential Information prior to providing Notice to the Disclosing Party, the Recipient shall (x) use reasonable efforts to limit the amount of Confidential Information that is disclosed, and (y) provide Notice to the Disclosing Party of the disclosure of such Confidential Information as promptly as reasonably practicable after the disclosure.
10.4.    Notwithstanding the foregoing, nothing in this Agreement shall restrict, impair or otherwise prohibit Company from disclosing any Confidential Information to the Commission or other applicable regulatory governmental agency as Company deems appropriate or necessary in its sole discretion provided that Company shall use commercially reasonable efforts to file such information under seal if permissible, and to notify Customer in advance of such disclosures (or if advance notification is not practicable, as promptly as reasonably practicable after such disclosure).
11.    Complete Agreement
11.1.    This Agreement and the Related Agreements contain the full and complete understanding of Company and Customer as to the provision of Electric Service to the Facility at the Data Center Location. Notwithstanding the obligations set forth in the Related Agreements, this Agreement supersedes any prior understandings, commitments, agreements and authorizations, whether oral or written, regarding the Electric Facilities and the provision of Electric Service and the payment thereof. No other representations or promises regarding the Electric Facilities or the Electric Service, written or oral, shall survive the execution hereof.
12.    Limitation of Liability
12.1.    Limitation of Liability for Delays. To the fullest extent permitted by Law, Company shall not be liable for any damages, penalties, liquidated damages, or claims (“Losses”) arising from Customer’s failure, delay or non-performance in connection with its obligations under this Agreement or any Related Agreement (including, but not limited to, Customer’s obligation to operate and maintain the substation in accordance with Prudent Industry Practice).
12.2.    Customer Limitation of Liability for Delays. To the fullest extent permitted by Law, Customer shall not be liable for any Losses arising from (a) delays, disruptions or failures to perform caused by any Force Majeure Event or Change in Law as set forth in Section 17 or (b) Company’s failure, delay or non-performance in connection with its obligations under this Agreement.
12.3.    Limitation of Liability for Provision of Electric Service. Company shall not be liable to Customer or any of its Affiliates for damages for any failure to provide the Electric Service or for an interruption, limitation, or curtailment of the Electric Service; provided that any such interruption, limitation, or curtailment is not due to Company’s willful misconduct or gross negligence.
12.4.    Limitation of Liability for Use of Electricity. Company shall not be liable for damages resulting to Customer or to third persons from the presence or use of electricity after the point of delivery to Customer’s Facility, and except with respect to Customer’s operation and maintenance of the substation, Customer shall not be liable for damages resulting to Company or to third persons from the presence or use of electricity at or before the point of delivery to Customer’s Facility.
12.5.    Notwithstanding anything to the contrary in this Agreement, and in addition to any rights set forth herein, Customer shall have the right to file a complaint with, or to otherwise initiate formal or informal proceedings before, the Commission related to the Electric Service or any other cause, matter, or issue subject to Commission jurisdiction.
12.6.    Consequential Damages. Neither Party shall be liable under this Agreement or under any cause of action related to the subject matter of this Agreement, whether in contract, warranty, tort including negligence, strict liability, professional liability, product liability, contribution, or any other cause of action for special, exemplary, punitive, indirect, incidental or consequential losses or damages, including loss of profit, loss of use, loss of opportunity, loss of revenues, or loss of good will; provided, however, that the foregoing shall not apply to any Party’s obligations to indemnify, defend and hold harmless any Indemnified Party for claims and liabilities in respect of claims by third persons that are indemnified by such Party hereunder.
12.7.    Disclaimer of Warranty. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THE RATE SCHEDULE OR COMPANY’S RATE BOOK, COMPANY EXPRESSLY DISCLAIMS AND NEGATES ALL REPRESENTATIONS AND WARRANTIES, EXPRESSED OR IMPLIED, WITH RESPECT TO THE ELECTRIC SERVICE OR ANY OTHER SUBJECT MATTER OF THIS

AGREEMENT INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE. The Electric Service is not supplied pursuant to or guaranteed to meet, comply with or qualify for any industry, governmental, statutory, regulatory, taxation or other standard unless expressly stated in this Agreement.
13.    Assignment
13.1.    Without the prior written consent of the non-assigning Party (such consent not to be unreasonably withheld, delayed or denied), neither Party may assign or transfer this Agreement or its rights and obligations under this Agreement, and any such assignment or transfer without such consent is void. Notwithstanding the foregoing, a Party may make the following assignments without the prior written consent of the other Party, but shall provide Notice to the other Party thirty (30) calendar days prior to such assignment:
13.1.1.    Customer may assign this Agreement (i) to an Affiliate of Customer, so long as Notice of such assignment is provided to Company at least thirty (30) days prior to such assignment and such assignee remains in compliance with the obligations of Customer under Section 8, or (ii) to any Creditworthy Assignee, provided, that replacement Customer Credit Support has been provided by such Creditworthy Assignee pursuant to the requirements of Section 8; provided, however, that until the seventh (7th) anniversary of the Load Ramp Completion Date, if the sum of cash and cash equivalents reflected on the balance sheet of a proposed assignee (whether an Affiliate or a Creditworthy Assignee), as set forth in such proposed assignee’s most recent audited financial statements prepared in accordance with generally accepted accounting principles, in an aggregate amount is less than three times (3x) the greater of (a) a Termination Payment calculated in accordance with Section 7.3 of this Agreement, (b) a potential “Termination Payment” as that term is defined in the Clean Capacity Accelerator Agreement, and (c) a potential “Termination Payment” as that term is defined in any Supplemental Agreement, each (a), (b) and (c), as calculated as of the effective date of the proposed assignment, then Customer shall obtain Company’s prior written consent to such assignment. Any assignee of Customer permitted pursuant to this Section 13.1.1 shall enter into an assignment and assumption agreement in a form reasonably acceptable to Company by which such assignee expressly assumes all of the assignor’s obligations under this Agreement. [* * *] Customer may also assign this Agreement as collateral security to a Financing Party providing Customer’s long-term financing for the construction and/or operation of the Facility; provided that such assignment does not materially or adversely affect any of the Company’s rights or obligations under this Agreement.
13.1.2.    Company may without consent of Customer assign this Agreement to: (a) a legally authorized governmental or quasi-governmental agency charged with providing retail electric service in Michigan; (b) to any successor to Company that is a public utility regulated as to rates and service by the Commission pursuant to applicable Law; (c) as otherwise required by Law or by operation of Law; or (d) to an Affiliate of Company that is reasonably expected by the Parties to be capable of performing Company’s obligations under this Agreement. Customer agrees that such assignment and delegation shall operate to release Company from all (or such portion of) its responsibilities under this Agreement, except as may have accrued up to the effective date of such assignment. Upon an assignment consistent with this Section 13.1.2, the assignor shall be relieved of any and all liabilities and obligations under this Agreement.
13.2.    This Agreement may not be assigned to a Sanctioned Person. Neither Party may suffer a change of ownership or control, whether direct or indirect, voluntary or by operation of Law, such that a Party becomes a Sanctioned Person.

14.    Dispute Resolution; Governing Law; Venue
14.1.    Dispute Resolution. In the event a controversy, claim or dispute arises between the Parties regarding the application or interpretation of any provision of this Agreement or the breach, termination or validity thereof (each, a “Dispute”), the Party alleging the Dispute shall provide Notice to the other Party of the Dispute. If the Parties shall have failed to resolve the Dispute within thirty (30) calendar days after delivery of such written notice, each Party shall, within ten (10) Business Days after receipt of a written demand from the other Party to do so, direct a senior executive (Vice President level or above) to confer in good faith with a senior executive of the other Party to resolve the Dispute. Should the Parties be unable to resolve the Dispute to their mutual satisfaction within twenty (20) Business Days after the initial meeting of the senior executives, each Party shall have the right to pursue its rights under Law or in equity.
14.2.    Governing Law. This Agreement and all Disputes arising between the Parties under this Agreement shall be governed exclusively by the Laws of the State of Michigan, without reference to its choice of Law rules, except as to any matters subject to federal Law and the exclusive jurisdiction of FERC.
14.3.    Venue. Any controversy or claim outside the jurisdiction of the Commission or FERC shall be settled or appealed, as applicable, in the federal courts located in the Eastern District of Michigan, and only to the extent that federal jurisdiction cannot be established for such controversy or claim, the state courts located in the Eastern District of Michigan, and each Party hereby submits itself to the exclusive jurisdiction of such courts.
15.    Indemnification
15.1.    Notwithstanding any other provision of this Agreement and to the fullest extent permitted by Law, each Party agrees to protect, defend, indemnify and hold the other Party, including its directors, officers, employees, attorneys-in-fact, agents and Affiliated companies (“Indemnified Parties”), free and harmless from and against (a) any and all loss, damage, and liability to third-parties for property damage, and (b) any and all third-party claims for damages on account of or by reason of bodily injury, including death, which may be sustained or claimed to be sustained by any person, each (a) and (b) to the extent arising in connection with this Agreement and due to the gross negligence or willful misconduct of the indemnifying Party or its agents, employees or subcontractors.
15.2.    To the extent permitted by Law, Company and Customer waive the benefit for themselves and all subcontractors, insofar as the indemnification of the other is concerned, of the provisions of any applicable Workers' Compensation Law limiting the tort or other liability of any employer on account of injuries to the employer's employees.
15.3.    Notwithstanding the foregoing, the Indemnified Party shall be entitled, at its own cost, if it so elects, to representation by attorneys of its own selection, including attorneys employed by it.
15.4.    The Indemnified Party shall be the sole judge of the acceptability of any compromise or settlement of any claims or actions and no such compromise or settlement shall be made by the indemnifying Party without the Indemnified Party’s prior written consent, which shall not be unreasonably withheld; provided, that such consent shall not be required if (x) the settlement agreement contains a complete and unconditional release of the Indemnified Parties, (y) the settlement agreement obligates the indemnifying Party to pay the full amount of any claims attributable to the Indemnified Parties concurrently with the settlement, and (z) the settlement agreement does not contain any direct or indirect requirements upon or provisions for the Indemnified Parties, directly or indirectly encumber any of the assets of the Indemnified Parties, require any admission of liability by the Indemnified Parties or involve criminal liability.
15.5.    The obligation of each Party to indemnify the other hereunder shall survive the termination or cancellation of this Agreement.

16.    Relationship Clause.
The execution of this Agreement or any Related Agreements shall not create, nor shall this Agreement or any Related Agreements be construed as creating any partnership, joint venture or agency relationship between the Parties hereto.
17.    Relief Events
17.1.    Notice and Mitigation.
17.1.1.    In the event of a Force Majeure Event, or Customer Caused Event or Excusable Event (“Relief Event”) impacting Company, the Company shall provide Notice to Customer describing the particulars of the occurrence of such Relief Event within ten (10) Business Days after Company first gains knowledge of such Relief Event. Such Notice will, to the extent of Company’s knowledge thereof at such time, describe (i) the details and factual basis of the cause and nature of such Relief Event, (ii) the anticipated length of delay due to such Relief Event, (iii) the estimated additional costs (beyond those anticipated before the occurrence of such Relief Event) to be incurred by Company as a result of such Relief Event and (iv) any other effect on Company’s performance of its obligations hereunder.
17.1.2.    Any delay in performance caused by any Relief Event will be of no greater scope and of no longer duration than is reasonably required by such occurrence. The Company will furnish the Customer with regular reports with respect thereto during the continuation of any such Relief Event. The Company shall use commercially reasonable efforts to mitigate the cause of and effect on the Company’s performance hereunder of any such Relief Event and the Company will promptly resume full performance of its obligations hereunder once it is able to do so. For the avoidance of doubt, such commercially reasonable efforts shall, at a minimum, require compliance with the provisions set forth in Section 17.1, as applicable.
17.1.3.    Company shall not be responsible or liable for any damages, or be deemed to be in breach of this Agreement because of any failure or delay in complying with its obligations under or pursuant to this Agreement, in each case, to the extent that such failure is caused by a Relief Event and the Company has otherwise complied with this Section 17.
17.2.    Changes in Law Rendering Performance Illegal. In the event of a Change in Law at any time during the Term which renders the performance of this Agreement by either or both Parties illegal or all or a material portion of this Agreement unenforceable, this Agreement shall be automatically terminated effective upon Notice from a Party to the other Party. If this Agreement is terminated in accordance with this Section 17.2, either Party shall have the right, but not the obligation, to terminate the Related Agreements.
17.3.    Cost and Schedule Relief for Customer Caused Event. In the event of a Customer Caused Event, in addition to its rights under Section 17.1, Company shall be entitled to (i) an equitable extension of all of its obligations pursuant to this Agreement that are actually and demonstrably delayed by such Customer Caused Event, and (ii) reimbursement for all costs and expenses actually and demonstrably incurred by the Company as a result of such Customer Caused Event.
17.4.    Relief for Excusable Events and Force Majeure Events. In the event of an Excusable Event, or a Force Majeure Event that is reasonably expected to result in a delay in Company’s ability to meet its obligations under this Agreement, then Company shall be entitled to an equitable extension of its obligations pursuant to this Agreement.
17.5.    Schedule Relief for Change in Law. In the event of a Change in Law, Company shall be entitled to an equitable extension of all of its obligations pursuant to this Agreement that are actually and demonstrably delayed by such Change in Law.

18.    Miscellaneous
18.1.    Notice. Any notice, consent, approval or other communication under this Agreement (each a “Notice”) shall be in writing (which shall include electronic mail) and shall be personally delivered or sent by a courier or transmitted by electronic mail to a Party as follows or to such other address as the Party may substitute by Notice in accordance with this Section 18.1 after the date of this Agreement:

If to Company:
DTE Electric Company
One Energy Plaza
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18.2.    Company’s Rate Book shall be incorporated herein. As of the Contract Date, the link to access Company’s Rate Book can be found at https://www.michigan.gov/mpsc/-/media/Project/Websites/mpsc/consumer/rate-books/electric/dte/dtee1cur.pdf?rev=cf55d05b027a43fc9d4f762672e9aa9e&hash=D28CE34BD%20%2007DCDD7279069015BB8121A, which may be updated, revised and/or modified during the Term of the Agreement as approved or agreed to by the Commission.
18.3.    All headings and captions contained in this Agreement are for convenience of reference only and shall not, in any way, affect the meaning of any provision hereof. No provision of this Agreement shall be interpreted more or less favorably towards either Party because its counsel drafted all or a portion hereof. The recitals set forth in this Agreement are an integral part hereof and shall have the same contractual significance as any other language contained in this Agreement. The provisions of this Section 18.3 shall survive termination or expiration of this Agreement.
18.4.    The terms and provisions of this Agreement shall not be modified or waived except by the execution by the Parties of a written amendment to this Agreement. The waiver by a Party of a breach or violation of any provision of this Agreement will not operate as or be construed to be a waiver of any subsequent breach or violation thereof.
18.5.    Each term and condition of this Agreement is deemed to have independent effect and the invalidity of any partial or whole paragraph or article shall not invalidate the remaining paragraphs or articles. The obligation to perform all of the terms and conditions shall remain in effect regardless of the performance of any invalid term by the other Party. Any entity that succeeds by purchase, merger, consolidation or other transfer to the properties of Company or Customer either substantially or as an entirety, shall be entitled to the rights and will be subject to the obligations of its predecessor in interest under this Agreement.
18.6.    This Agreement shall not create any rights in third parties, and no provision of this Agreement will be construed as creating any obligations for the benefit of, or rights in favor of, any person or entity other than the Parties.
18.7.    This Agreement shall be binding on the Parties hereto and on their respective successors, heirs and permitted assigns.
18.8.    This Agreement and the Related Agreements, together with the Rate Schedule and Company’s Rate Book, as may be amended from time to time, reflect the entire agreement among the Parties with respect to the subject matter hereof and supersedes all prior agreements and understandings among the Parties with respect to the subject matter hereof.

18.9.    This Agreement may be executed by Pdf signatures or electronically, or in multiple counterparts, each of which will be deemed an original and all of which will constitute one and the same instrument.
18.10.    Under no circumstances shall Customer transition to any Company Retail Access Service Rider as defined in Company’s Rate Book during the Term of this Agreement.
18.11.    Any provision of this Agreement that contemplates performance or observance subsequent to termination or expiration of this Agreement, or that is necessary to give effect to rights or obligations arising prior to such termination or expiration, shall survive and continue in full force and effect.
18.12.    The Parties shall meet semi-annually to discuss operational and administrative matters and any other matters related to this Agreement or any Related Agreement.

[Remainder of Page Blank – Signatures on the Next Page]

IN WITNESS WHEREOF, Company and Customer have each caused this Agreement to be duly executed by their authorized representatives identified below, effective as of the Contract Date.
COMPANY
DTE Electric Company
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Schedule 1
Required Amount Schedule
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Exhibit A
Applicable Definitions
Capitalized terms used in the Agreement but not otherwise defined therein shall have the following meanings:

“Affected Party” has the meaning set forth in Section 4.4.2.
“Affiliate” means with regard to a Party, any person that directly or indirectly: (a) controls that Party; (b) is controlled by that Party; or (c) is under common control with that Party; where for each of (a), (b), and (c), “control” is defined as possession of the power to direct or cause the direction of the management and policies of a legally recognizable entity, through direct or indirect majority ownership or minimum percentage ownership that would grant the party a controlling interest in such entity.
“Agreement” has the meaning set forth in the preamble to this Agreement.
“Appeal Order” has the meaning set forth in Section 4.5.1.
“Bankruptcy” means that (i) an entity shall voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law, (ii) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (A) relief in respect of an entity, or of a substantial part of its property or assets, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, insolvency, receivership or similar law, (B) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such entity or for a substantial part of its property or assets or (C) the winding-up or liquidation of an entity; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered; (iii) an entity shall consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in the foregoing clause (ii), (iv) an entity shall apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for itself or for a substantial part of its property or assets, (v) an entity shall file an answer admitting the material allegations of a petition filed against it in any such proceeding, (vi) an entity shall make a general assignment for the benefit of creditors, (vii) an entity shall become unable, admit in writing its inability or fail generally to pay its debts as they become due, or (viii) an entity shall take any action for the purpose of effecting any of the foregoing.
“Business Days” means any day other than Saturday, Sunday, Federal Reserve Bank holiday, or other day that is a holiday observed by Company.
“Change in Law” means the adoption, enactment or other effectuation, or any change in the judicial, regulatory or administrative application or interpretation, or any amendment, repeal or other modification, by any Governmental Authority of any Law that adversely affects either Party’s performance under this Agreement (including any Executive Order or similar directive from a state executive branch or the federal Executive Branch that changes the interpretation of any of the foregoing), in each case, after the Contract Date; provided, however, in the case of any new Law, order or any other legally binding requirement or directive or change to any existing Law, order or other legally binding requirement applicable to either Party’s performance of its obligations under this Agreement, in either case that is enacted prior to the Contract Date, but for which the effectiveness thereof occurs after the Contract Date, shall not constitute a Change in Law hereunder.
“Clean Capacity Accelerator Agreement” means that certain Clean Capacity Accelerator Agreement entered into between the Parties as of even date hereof.

“Commencement Date” means the date on which the Customer first receives Electric Service at the Facility under this Agreement.
“Commission” has the meaning set forth in paragraph C of the Recitals to this Agreement.
“Commission Approval Date” means the earlier of: (i) the date on which the Commission issues its initial approval of this Agreement, (ii) the date on which the Parties reach mutual agreement on an amendment to this Agreement and/or waive their respective rights to terminate this Agreement in accordance with Section 4.4.1 following the Commission’s failure to grant approval (conditional or unconditional) of this Agreement, and (iii) the date on which the Parties reach mutual agreement on an amendment to this Agreement and/or waive their respective rights to terminate this Agreement in accordance with Section 4.4.2 following the Commission’s conditional approval of this Agreement.
“Company” has the meaning set forth in the preamble to this Agreement.
“Company’s Rate Book” has the meaning set forth in Section 1.
“Conditions Precedent” has the meaning set forth in Section 4.1.
“Confidential Information” has the meaning set forth in Section 10.1.
“Contract Date” has the meaning set forth in the preamble to this Agreement.
“Credit Rating” means with respect to an entity on any date of determination: (1) the respective rating then assigned to its senior unsecured and unsubordinated long-term debt or deposit obligations (not supported by third party credit enhancement) by S&P or Moody’s, as applicable.
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“Customer” has the meaning set forth in the preamble to this Agreement.
“Customer Caused Event” means (a) any demonstrable failures, delays or increased costs, in each case, in connection with Company’s performance of its obligations under this Agreement to the extent due to (i) any failure, delay or non-performance by Customer that adversely impacts Company’s performance of its obligations under this Agreement, or (ii) any Customer assignment and/or relocation pursuant to Section 13.1.1, (b) Customer’s failure to deliver ZRC Product (as such term is defined in the Clean Capacity Accelerator Agreement) to Company pursuant to Customer’s obligation in the Clean Capacity Accelerator Agreement, or (c) Customer’s failure to enter into an agreement with Company to backstop the costs associated with the Transmission Owner’s Underground Cable Work pursuant to Section 9.7.
“Customer Committed Capacity Ramp” has the meaning set forth in paragraph A of the Recitals.
“Customer Credit Support” means the credit support provided by Customer to Company in the form of a Customer Parent Guaranty or Letter of Credit (or combination thereof) to support all of Customer’s payment obligations due and owing under this Agreement, as required pursuant to Section 8.
“Customer LC Proceeds” has the meaning set forth in Section 8.2.1.
“Customer Parent Guarantor” has the meaning set forth in Section 8.1.
“Customer Parent Guaranty” has the meaning set forth in Section 8.1.

“Customer’s Half-Hour Demand” means the single highest 30-minute integrated reading of Company’s demand meter located at the Facility, which measures Customer’s electrical usage.
“Data Center Location” means Van Buren Township, Michigan.
“Defaulting Party” has the meaning set forth in Section 7.1.
“Demand Charges” means the sum of all applicable demand charges (per kW) set forth in the Rate Schedule.
“Demand Response Agreement” means the Rider 12 Capacity Release Agreement entered into between the Parties as of even date hereof.
“Disclosing Party” has the meaning set forth in Section 10.1.
“Dispute” has the meaning set forth in Section 14.1.
“Early Termination Date” has the meaning set forth in Section 7.2.2.
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“Effective Date” has the meaning set forth in Section 4.2.
“Electric Facilities” has the meaning set forth in in paragraph A of the Recitals to this Agreement.
“Electric Service” has the meaning set forth in in paragraph A of the Recitals to this Agreement.
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“Event of Default” has the meaning set forth in Section 7.1.
“Excusable Event” has the meaning set forth in Section 2.3.
“Facility” means the data center facility that Customer intends to construct, commission, own and operate in Van Buren Township, Michigan.
“FERC” means the Federal Energy Regulatory Commission or its successor.
“Financing Party” means any lender providing debt or equity financing to Company in connection with its use of the Facilities.
“Force Majeure Event” means any event or circumstance, or combination of events or circumstances, arising after the Contract Date, whether impacting a Party directly or impacting a Party’s Affiliates or any applicable contractor, subcontractor or supplier of a Party, that wholly or partly prevents or delays a Party or Project Party from performing any obligation under this Agreement, but only if and to the extent:
(a)    such event or circumstance, or combination of events or circumstances, is not within the reasonable control of the Party or Project Party, as applicable;
(b)    The Party or Project Party has used reasonably diligent efforts in taking precautions and measures to (i) avoid the effect of such event or circumstance, or combination of events or circumstances, on the Party or Project Party and (ii) mitigate the consequences thereof;

(c)    such event or circumstance, or combination of events or circumstances, does not result from the failure of the Party or Project Party to perform any of its obligations under this Agreement; and
(d)    such event or circumstance, or combination of events or circumstances, could not have been (i) reasonably anticipated or (ii) avoided by the exercise of reasonable diligence and care.
A “Force Majeure Event” shall include, without limitation, the following; provided, that such event, circumstance, or combination of events or circumstances, meets all of the requirements in clauses (a)-(d) of the immediately preceding sentence: expropriation; invasion; drought, landslide, tornado, hurricane, tsunami, flood, lightning, earthquake, and other acts of God; fire; explosion; plague, epidemic and/or pandemic; invasion, acts of terrorism, war (declared or undeclared), or other armed conflict; riot, revolution, insurrection, or similar civil disturbance or commotion; acts of the public enemy; perils of sea; blockade; port closure; sabotage or vandalism; except as set forth in the next sentence below, strikes and other labor disputes (including collective bargaining disputes and lockouts) involving a Party or Project Party and not directed exclusively at such Party or Project Party; material physical damage caused by third parties; transportation accidents; delays in transportation caused by an independent Force Majeure Event, including delays due to closure of roads or other transportation route by Governmental Authorities or otherwise due to a Force Majeure Event; embargoes; other acts or omissions of a Governmental Authority (other than such acts or omissions in response to acts or omissions of the affected Party or Project Party); and in the event that Company does not achieve the Indicative Clean Capacity Portfolio, Company’s failure to procure supply from the market to meet the Customer Committed Capacity Ramp due to a lack of available MISO capacity (as reasonably determined by Company on a non-discriminatory basis and taking into account any applicable import restrictions placed on Company by MISO, the Transmission Owner or any Governmental Authority). Nothing in this provision shall obligate a Party to prevent or settle any labor disturbance or dispute involving its employees or contractors on terms it does not, in its sole discretion, consider advisable.
In addition, notwithstanding anything to the contrary set forth in this Agreement, to the extent any event or circumstance, or combination of events or circumstances qualifies as a “Force Majeure Event” or other similar defined term in any agreement executed by Company, or its Affiliate on behalf of Company, in connection with performing Company’s obligations under this Agreement, then such event, circumstance, or combination of events or circumstances shall qualify as a Force Majeure Event pursuant to this Agreement.
“Governmental Authority” means any federal, state, local, municipal, or other governmental, regulatory, administrative, quasi-governmental, judicial, public or statutory instrumentality, court or governmental tribunal, agency, commission authority, body or entity, or any political subdivision thereof, including MISO or its successor, having legal jurisdiction over the matter or person in question.
“Indicative Clean Capacity Portfolio” has the meaning ascribed to that term in the Clean Capacity Accelerator Agreement.
“Initial Term” has the meaning set forth in Section 3.1.
“Interest Rate” means the prime rate as published in The Wall Street Journal (or its successor publication) on the first Business Day of each calendar month, plus 200 basis points per annum.
“kW” means kilowatt.
“Large Load Customer Tariff” has the meaning set forth in Section 4.5.2.

“Law” or “Laws” means all laws, treaties, ordinances, statutes, judgments, decrees, injunctions, writs, orders, rules, regulations, tariffs, interpretations and permits of any Governmental Authority having jurisdiction of the transmission of electricity, performance of the work, all and each document, instrument and agreement delivered hereunder or in connection herewith, health and safety, or the environmental condition of the Data Center Location.

“Letter of Credit” means an irrevocable stand-by letter of credit, in a form agreed to by Company in writing, provided by Customer pursuant to Section 8 and issued by a Qualified Issuer.
“Letter of Credit Default” means, with respect to a Letter of Credit, the occurrence of any of the following events: (a) the Qualified Issuer that has issued such Letter of Credit (i) becomes subject to any Bankruptcy, (ii) fails to comply with or perform its obligations under such Letter of Credit if such failure shall be continuing after notice thereof and the lapse of any applicable grace period or (iii) disaffirms, disclaims, repudiates or rejects, in whole or in part, or challenges the validity of such Letter of Credit; (b) such Letter of Credit ceases to be in full force and effect during the period required by this Agreement; or (c) the issuer of such Letter of Credit ceases to meet the qualifications of a Qualified Issuer.
“Line Extension Agreement” means that certain Line Extension Agreement between Company and Customer entered into as of even date hereof.
“Load Ramp Completion Date” means the earlier of: (a) the date on which the final phase of the Customer Committed Capacity Ramp, as set forth in Exhibit B-1, is achieved, as such date shall be memorialized by the Parties in accordance with this Agreement; and (b) December 31, 2028, as such date may be revised pursuant to Section 2.1.
“Losses” has the meaning set forth in Section 12.1.
“Meet and Confer Request” has the meaning set forth in Section 4.4.2.
“Minimum Monthly Charge” has the meaning set forth in Section 5.2.
“MISO” means the Midcontinent Independent System Operator.
“MISO Notice” has the meaning set forth in Section 5.3.3.
“MISO Planning Resource Auction” has the meaning ascribed to the term “Planning Resource Auction” in the MISO Tariff and shall include any successor term and mechanism used by MISO to purchase and sell capacity.
“MISO Tariff” means the MISO Open Access Transmission, Energy and Operating Reserve Markets Tariff.
“Monthly Billing Demand” means the single highest 30-minute integrated reading of Customer’s demand meter in a given billing period.
“Monthly On-Peak Billing Demand” means the single highest 30-minute integrated reading of the demand meter during the on-peak hours (as defined in the Company’s Rate Book) of the billing period. The Monthly On-Peak Billing Demand will not be less than 65% of the highest monthly on-peak metered billing demand during the billing months of June, July, August, September, and October of the preceding eleven billing months, nor less than 50 kilowatts.
“Moody’s” means Moody’s Investors Service, Inc. or its successor.
“MW” means megawatt.
“Negotiation Period” has the meaning set forth in Section 2.4.2.
“Notice” has the meaning set forth in Section 18.1.
“Operating Parameter Deadline” has the meaning set forth in Section 5.5.2.

“Operating Parameters” has the meaning set forth in Section 5.5.2.
“Operating Procedures” has the meaning set forth in Section 5.5.3.
“Original PSA” has the meaning set forth in paragraph A of the Recitals.
“Overage” has the meaning set forth in Section 5.3.1.
“Parties” has the meaning set forth in the preamble to this Agreement.
“Party” has the meaning set forth in the preamble to this to this Agreement.
“Project” means any asset, resource, or project that Company develops, constructs, leases, utilizes, and/or purchases to provide Electric Service to Customer’s Facility pursuant to agreements in connection with the Clean Capacity Accelerator Agreement, any Supplemental Agreement, and/or Company’s 2026 Electric Integrated Resource Plan, including without limitation tolling agreements, purchase and sale agreements, build-transfer agreements, development agreements, construction agreements, equipment supply agreements, lease agreements, capacity purchase agreements, demand response agreements, and similar agreements.
“Project Agreement” means any agreement entered into by Company with a Project Party to develop, construct, lease, utilize, purchase, and/or otherwise acquire a Project.
“Project Party” means, in connection with the development, construction, lease, utilization, purchase, ownership, operation or maintenance of a Project, Company or any counterparty to a Project Agreement or any of Company’s or such counterparty’s respective Affiliates, contractors, subcontractors or suppliers. For the avoidance of doubt Customer, as counterparty to Company for the transfer of Zonal Resource Credits under the Clean Capacity Accelerator Agreement, shall be deemed a Project Party for purposes of this Agreement and any Related Agreement.
“Prudent Industry Practice” means the practices, methods and acts engaged in or approved by regulated electric utilities in the United States, that, at a particular time, in the exercise of reasonable judgment in light of the facts known or that should reasonably have been known at the time a decision was made, would have been expected by a reasonably prudent business company of established reputation in the regulated electric utility industry to accomplish the desired result in a manner consistent with applicable Laws, regulations, codes, standards, equipment manufacturers’ recommendations, reliability, safety, environmental protection, economy and expedition. Prudent Industry Practice is a range of reasonable practices and does not necessarily mean the highest standard in the industry. For the avoidance of doubt, any practices, methods and/or acts approved by the Commission or as set forth in Company’s Rate Book shall be deemed “Prudent Industry Practice.”
“Qualified Issuer” means a commercial bank or trust company organized under the Laws of the United States or a political subdivision thereof or validly existing in the country of its organization that is registered to do business in the United States and has a branch office located in the United States, with (a) a Credit Rating of at least (i) “A-” by S&P or (ii) “A3” by Moody’s at any point in time and (b) a net worth of at least Ten Billion Dollars ($10,000,000,000) at the time of issuance of a Letter of Credit.
“Ramp Grace Period” has the meaning set forth in Section 2.1.
“Rate Schedule” means Schedule D11 and may be changed in accordance with Section 5.1.
“Recipient” has the meaning set forth in Section 10.1.
“Related Agreement Completion Date” means the latest date on which the Parties execute: (a) the Clean Capacity Accelerator Agreement, (b) the Line Extension Agreement, and (c) the Demand Response Agreement.

“Related Agreements” means (a) the Clean Capacity Accelerator Agreement, (b) the Line Extension Agreement, (c) the Demand Response Agreement, and (d) any Supplemental Agreement.
“Relief Event” has the meaning set forth in Section 17.1.1.
“Renewal Term” has the meaning set forth in Section 3.2.
“Representatives” has the meaning set forth in Section 10.2.
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“Revised Ramp Schedule” has the meaning set forth in Section 2.4.2.
“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, the Crimea region of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctioned Person” means (a) any person listed in any sanctions-related list of designated persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union, any Member State of the European Union, or the United Kingdom; (b) any person operating, organized, or resident in a Sanctioned Country; (c) the government of a Sanctioned Country or the Government of Venezuela; or (d) any person 50% or more owned or, where relevant under applicable Sanctions, controlled by any such person or persons or acting for or on behalf of such person or persons.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union Member State or the United Kingdom.
“Schedule D11” means Primary Supply Rate Schedule No. D11, as published in Company’s Rate Book and approved by the Commission as of the Contract Date, which is subject to change from time to time by order issued by the Commission.
“Shortfall Capacity” has the meaning set forth in Section 5.4.
“Shortfall Capacity Rate” means the auction clearing price, as established in the MISO Planning Resource Auction, for “Local Resource Zone 7” for the applicable billing period.
“Standard & Poor’s” or “S&P” means S&P Global Ratings or its successor.
“Study Fee” has the meaning set forth in Section 9.6.
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“Supplemental Agreement” means any agreement entered into between the Parties following the Contract Date in connection with (i) another Related Agreement, (ii) providing electric capacity and/or energy to Customer’s Facility, or (iii) the construction of facilities to allow for provision of Electric Service to Customer.
“Term” has the meaning set forth in Section 3.2.
“Termination Payment” has the meaning set forth in Section 7.3.

“Transition Date” has the meaning set forth in Section 4.5.2.
“Transmission Owner” means ITC Holdings Corporation and its Affiliates.
“Underground Cable MOU” has the meaning set forth in Section 9.7.
“Underground Cable Work” has the meaning set forth in Section 9.7.
“Zonal Resource Credits” has the meaning ascribed to that term in the MISO Tariff.

Exhibit B-1
Customer Committed Capacity Ramp
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Exhibit B-2

Energization Schedule

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Exhibit C
Form of Customer Parental Guaranty
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Schedule 1
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Exhibit D
Sample Invoices

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Exhibit E
Sample Termination Payment Calculation

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